EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 22, 2021

Paychex, Inc. Reports Second Quarter Results:

Revenue Advances 13% and Diluted Earnings Per Share Grows 21%;

Company Raises Business Outlook for the Year

Rochester, N.Y. - (December 22, 2021)  -  Paychex, Inc.  (the “Company,” “Paychex,” “we,” “our,” or “us”) today announced the following results for the quarter ended November 30, 2021 (the “second quarter”), as compared to the corresponding prior year period:

	For the three months ended			For the six months ended
	November 30,			November 30,
In millions, except per share amounts	2021	2020	Change(2)	2021	2020	Change(2)
Total service revenue	$1,094.4	$968.9	13%	$2,162.8	$1,886.2	15%
Total revenue	$1,108.5	$983.7	13%	$2,191.4	$1,915.9	14%
Operating income	$440.3	$354.3	24%	$883.2	$638.3	38%
Diluted earnings per share	$0.91	$0.75	21%	$1.83	$1.34	37%
Adjusted diluted earnings per share(1)	$0.91	$0.73	25%	$1.80	$1.36	32%

(1)Adjusted diluted earnings per share is not a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure. Adjusted diluted earnings per share in all periods included an adjustment for net tax windfall benefits related to employee stock-based compensation payments. In the prior year periods, adjusted diluted earnings per share included an adjustment for one-time non-recurring cost saving initiatives. Please refer to the “Non-GAAP Financial Measures” section on page 3 of this press release for a discussion of non-GAAP measures and a reconciliation to the U.S. GAAP measure of diluted earnings per share.

(2)Percentage changes are calculated based on unrounded numbers.

 Martin Mucci, Chairman and Chief Executive Officer, commented, “We posted strong financial results for the second quarter of fiscal 2022, with growth of 13% in total revenue and 21% in diluted earnings per share. Results were driven by growth in employees within our client base and continued strong sales growth and client retention.

The environment is more complicated than ever for small- and medium-sized businesses. Trends that emerged during the pandemic continue unabated, particularly the demand for human resource (“HR”) advice and the need for benefits packages that address talent needs.  We continue to support our clients in a proactive manner, as we have done throughout the pandemic. We have assisted businesses in securing $6.0 billion in employee retention and paid leave tax credits to date.  Most recently, we introduced an automated tool that businesses can leverage to capture and store employee vaccination status and communicate with their employees on an ongoing basis.”

Mr. Mucci continued, “Our robust set of COVID-19-related tools is only a part of the integrated technology solutions we offer through our digital platform, Paychex Flex®.  We are committed to leveraging our human capital management (“HCM”) technology to assist our clients in maximizing efficiency as we continue to introduce innovative, responsive HR products to help businesses address the evolving HR landscape and streamline the employee experience from recruitment to retirement.”

Second Quarter Business Highlights

Highlights as compared to the corresponding prior year period are as follows:

Management Solutions revenue was $832.0 million, an increase of 14%,  led by the following:

•	Higher checks per payroll for HCM services and net gain in worksite employees for HR Solutions.
•	Higher revenue per client resulting from improved price realization.
•	Growth in client bases across HCM and ancillary products resulting from strong sales performance and high levels of retention, with notably strong demand for our HR Solutions offering.
•	Impact of improved market conditions on asset-based revenue for retirement services.
•	Increase in funding for temporary staffing clients.

Professional Employer Organization (“PEO”) and Insurance Solutions revenue was $262.4 million, an increase of 11%,  driven by the following:

•	Increase in the number of average worksite employees and an increase in average wages per worksite employee.
•	Increase in PEO health insurance revenue.
•	Higher revenue related to state unemployment insurance.

Total expenses increased 6% to $668.2 million, impacted by the following:

•	Increase in compensation costs due to an increase in wage rates and fringe benefits.
•	Increase in PEO direct insurance costs as a result of growth in number of PEO worksite employees and health insurance revenue.
•	Investment in product development and information technology.

Operating income increased 24% to $440.3 million as a result of double-digit revenue growth and a moderate expense increase.  Operating margin (operating income as a percentage of total revenue) was 39.7% compared to 36.0% for the prior year period.

Our effective income tax rate was 24.1% compared to 22.1% for the  prior year period.  Both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments, with a higher benefit realized in the prior year period.

Fiscal Year-To-Date Business Highlights

Highlights for the six months ended November 30, 2021 (the “six months”) as compared to the corresponding prior year period are as follows:

•	Total service revenue and total revenue increased 15% and 14%, respectively, to $2.2 billion.
•	Operating income increased 38% to $883.2 million. Adjusted operating income(1) increased 32% to $883.2 million.

•	Diluted earnings per share increased 37% to $1.83 per share. Adjusted diluted earnings per share(1) increased 32% to $1.80 per share.

(1)

Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 3 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income and diluted earnings per share.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong. As of November 30, 2021, we had:

•	Cash, restricted cash, and total corporate investments of $1.1 billion.
•	Short-term and long-term borrowings, net of debt issuance costs, of $806.4 million.
•	Cash flow from operations was $555.4 million for the six months.

Return to Shareholders During the Six Months

•	Paid cumulative dividends of $1.32 per share totaling $476.4 million.

Non-GAAP Financial Measures

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2021	2020	Change	2021	2020	Change
Operating income	$440.3	$354.3	24%	$883.2	$638.3	38%
Non-GAAP adjustments:
Cost-saving initiatives(1)	—	1.0		—	32.2
Total non-GAAP adjustments	—	1.0		—	32.2
Adjusted operating income	$440.3	$355.3	24%	$883.2	$670.5	32%

Net income	$332.1	$272.4	22%	$665.7	$484.0	38%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(2.3)	(8.5)		(12.7)	(15.5)
Cost-saving initiatives(1)	—	0.9		—	24.3
Total non-GAAP adjustments	(2.3)	(7.6)		(12.7)	8.8
Adjusted net income	$329.8	$264.8	25%	$653.0	$492.8	33%

Diluted earnings per share(3)	$0.91	$0.75	21%	$1.83	$1.34	37%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(0.01)	(0.02)		(0.03)	(0.04)
Cost-saving initiatives(1)	—	—		—	0.07
Total non-GAAP adjustments	(0.01)	(0.02)		(0.03)	0.02
Adjusted diluted earnings per share	$0.91	$0.73	25%	$1.80	$1.36	32%

Net income	$332.1	$272.4	22%	$665.7	$484.0	38%
Non-GAAP adjustments:
Interest expense, net	8.9	8.5		17.9	16.9
Income taxes	105.5	77.2		215.8	141.7
Depreciation and amortization expense	48.6	48.6		94.3	98.2
Total non-GAAP adjustments	163.0	134.3		328.0	256.8
EBITDA	495.1	406.7	22%	993.7	740.8	34%
Cost-saving initiatives(1)	—	1.0		—	32.2
Adjusted EBITDA	$495.1	$407.7	21%	$993.7	$773.0	29%

(1)

One-time costs and corresponding tax benefit recognized during fiscal 2021 related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(2)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations’ performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2022 (“fiscal 2022”) incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, we have updated our guidance as follows:

•	Management Solutions revenue is now anticipated to grow in the range of 10% to 11%;
•	PEO and Insurance Solutions revenue is now anticipated to grow in the range of 10% to 12%;
•	Total revenue is now anticipated to grow in the range of 10% to 11%;
•	Adjusted operating margin(1) is anticipated to increase to a range of 39% to 40%;
•	Adjusted EBITDA margin(1) is anticipated to increase to approximately 44%;
•	Other expense, net is now anticipated to be in the range of $15 million to $18 million; and
•	Adjusted diluted earnings per share(2) is now anticipated to grow in the range of 18% to 20%.

Other aspects of our guidance for fiscal 2022 remain unchanged from what we provided previously.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures. Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization, and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations’ performance period over period.

(2) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 3 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Environmental, Social, and Governance (“ESG”)

As part of what it means to be Paychex, we are focusing our ESG efforts on where we can make the most positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Quarterly Report on Form 10-Q (“Form 10-Q”)

We anticipate filing our Form 10-Q for the second quarter within the next day, and it will be available at https://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 22, 2021,  at 9:30 a.m. Eastern Time, at https://investor.paychex.com.  The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Chris Muller, Director, Corporate Communications	585‑338-4346

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	software defects, undetected errors, or development delays for our products;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	risks related to acquisitions and the integration of the businesses we acquire;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	our failure to comply with covenants in our debt agreements;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our compliance with data privacy laws and regulations;
•	our failure to protect our intellectual property rights;
•	potential outcomes related to pending or future litigation matters;
•	the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•	volatility in the political and economic environment;
•	changes in the availability of qualified people; and
•	the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2021	2020	Change(2)	2021	2020	Change(2)
Revenue:
Management Solutions	$832.0	$732.8	14%	$1,637.5	$1,420.2	15%
PEO and Insurance Solutions	262.4	236.1	11%	525.3	466.0	13%
Total service revenue	1,094.4	968.9	13%	2,162.8	1,886.2	15%
Interest on funds held for clients(1)	14.1	14.8	(5)%	28.6	29.7	(4)%
Total revenue	1,108.5	983.7	13%	2,191.4	1,915.9	14%
Expenses:
Cost of service revenue	331.6	319.9	4%	644.1	627.0	3%
Selling, general and administrative expenses	336.6	309.5	9%	664.1	650.6	2%
Total expenses	668.2	629.4	6%	1,308.2	1,277.6	2%
Operating income	440.3	354.3	24%	883.2	638.3	38%
Other expense, net(1)	(2.7)	(4.7)	n/m	(1.7)	(12.6)	n/m
Income before income taxes	437.6	349.6	25%	881.5	625.7	41%
Income taxes	105.5	77.2	36%	215.8	141.7	52%
Net income	$332.1	$272.4	22%	$665.7	$484.0	38%

Basic earnings per share	$0.92	$0.76	21%	$1.85	$1.35	37%
Diluted earnings per share	$0.91	$0.75	21%	$1.83	$1.34	37%
Weighted-average common shares outstanding	360.7	360.0		360.4	359.5
Weighted-average common shares outstanding, assuming dilution	363.1	362.0		362.9	361.6

(1)Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

(2)Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	November 30,	May 31,
	2021	2021
ASSETS
Cash and cash equivalents	$636.2	$995.2
Restricted cash	52.5	51.3
Corporate investments	376.0	36.7
Interest receivable	22.7	24.4
Accounts receivable, net of allowance for credit losses	817.0	578.3
PEO unbilled receivables, net of advance collections	531.8	450.9
Prepaid income taxes	57.3	33.5
Prepaid expenses and other current assets	264.3	249.2
Current assets before funds held for clients	2,757.8	2,419.5
Funds held for clients	3,874.6	3,750.0
Total current assets	6,632.4	6,169.5
Long-term restricted cash	29.9	37.0
Long-term corporate investments	7.0	7.1
Property and equipment, net of accumulated depreciation	398.6	395.8
Operating lease right-of-use assets, net of accumulated amortization	97.3	103.0
Intangible assets, net of accumulated amortization	245.9	275.8
Goodwill	1,832.3	1,820.7
Long-term deferred costs	394.0	384.1
Other long-term assets	50.7	34.2
Total assets	$9,688.1	$9,227.2

LIABILITIES
Accounts payable	$85.9	$89.0
Accrued corporate compensation and related items	170.2	209.7
Accrued worksite employee compensation and related items	669.8	586.4
Short-term borrowings	8.9	7.4
Deferred revenue	39.8	37.9
Other current liabilities	408.4	336.8
Current liabilities before client fund obligations	1,383.0	1,267.2
Client fund obligations	3,838.9	3,671.0
Total current liabilities	5,221.9	4,938.2
Accrued income taxes	44.6	25.8
Deferred income taxes	207.6	218.0
Long-term borrowings, net of debt issuance costs	797.5	797.3
Operating lease liabilities	86.7	92.4
Other long-term liabilities	210.0	207.5
Total liabilities	6,568.3	6,279.2

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.8 shares as of November 30, 2021 and 359.8 shares as of May 31, 2021	3.6	3.6
Additional paid-in capital	1,505.5	1,446.7
Retained earnings	1,606.9	1,445.9
Accumulated other comprehensive income	3.8	51.8
Total stockholders’ equity	3,119.8	2,948.0
Total liabilities and stockholders’ equity	$9,688.1	$9,227.2

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended
	November 30,
	2021	2020
OPERATING ACTIVITIES
Net income	$665.7	$484.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94.3	98.2
Amortization of premiums and discounts on available-for-sale ("AFS") securities, net	15.3	18.5
Amortization of deferred contract costs	99.1	95.1
Stock-based compensation costs	26.4	25.5
Provision for/(benefit) from deferred income taxes	5.5	(6.7)
Provision for credit losses	1.0	4.7
Net realized gains on sales of AFS securities	(0.1)	(0.7)
Changes in operating assets and liabilities:
Interest receivable	1.7	1.4
Accounts receivable and PEO unbilled receivables, net	(320.4)	(207.6)
Prepaid expenses and other current assets	(35.2)	(18.8)
Accounts payable and other current liabilities	95.0	(14.8)
Deferred costs	(112.6)	(89.7)
Net change in other long-term assets and liabilities	20.6	35.9
Net change in operating lease right-of-use assets and liabilities	(0.9)	5.7
Net cash provided by operating activities	555.4	430.7
INVESTING ACTIVITIES
Purchases of AFS securities	(1,889.8)	(4,215.4)
Proceeds from sales and maturities of AFS securities	1,534.6	3,777.2
Purchases of property and equipment	(64.6)	(54.6)
Proceeds from sales of property and equipment	—	3.8
Acquisition of businesses, net of cash acquired	(24.9)	—
Purchases of other assets	(6.7)	(1.4)
Net cash used in investing activities	(451.4)	(490.4)
FINANCING ACTIVITIES
Net change in client fund obligations	167.9	(46.4)
Net change in short-term borrowings	1.5	1.8
Dividends paid	(476.4)	(446.7)
Repurchases of common shares	—	(28.8)
Activity related to equity-based plans	4.1	57.7
Net cash used in financing activities	(302.9)	(462.4)
Net change in cash, restricted cash, and equivalents	(198.9)	(522.1)
Cash, restricted cash, and equivalents, beginning of period	1,823.1	1,659.8
Cash, restricted cash, and equivalents, end of period	$1,624.2	$1,137.7

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$636.2	$693.5
Restricted cash	82.4	84.9
Restricted cash and restricted cash equivalents included in funds held for clients	905.6	359.3
Total cash, restricted cash, and equivalents	$1,624.2	$1,137.7

© 2021 Paychex, Inc.